For period ending  12/31/00
File number 811 -  4692

77(C).      Matters submitted to a vote of security holders.

a.          Annual meeting of shareholders (Proposals 1, 2, 3, 4 & 5):
            October 30, 2000

a.1         Directors elected:
            R. Michael Barth, Collette D. Chilton, Nancy Englander, David I. Fisher, Khalil Foulathi, Beverly L. Hamilton, Raymond
Kanner,
            Marinus W. Keijzer, Hugh G. Lynch, Helmut Mader, William
            Robinson, Aje K. Saigal, Patricia A. Small*, Walter P. Stern,
            and Shaw B. Wagener.

a.2 To approve a proposal to amend the Fund's fundamental investment policy to permit increased investments in the securities of any single issuer with respect to 25% of the Fund's assets and to amend the Fund's bylaws to reflect such amendment:

         Votes:                     Against                    Abstain
         Affirmative                41,390,554                 991,737
         212,858,428

         (Broker Non-Votes:  5,819)

a.3 To approve a proposal to amend the Fund's fundamental investment policy concerning ownership of voting securities to permit ownership of more than 10% of the outstanding voting securities of any single issuer with respect to 25% of the Fund's assets and to amend the Fund's bylaws to reflect such amendment:

         Votes:                     Against                    Abstain
         Affirmative                26,757,956                 9,076,729
         219,406,034

         (Broker Non-Votes:  5,819)

a.4 To approve a proposal to amend the Fund's fundamental investment policy concerning loans to clarify existing restrictions and to permit securities lending, and to amend the Fund's bylaws to reflect such amendment:

         Votes:                     Against                    Abstain
         Affirmative                11,216,249                 6,698,616
         237,325,855

         (Broker Non-Votes:  5,819)

a.5 Ratification of the selection by the Board of Directors of the Fund of PricewaterhouseCoopers LLP as independent public accountants of the Fund for the fiscal year ending June 30, 2001:

         Votes:                     Against                    Abstain
         Affirmative                1,814                      208,854
         255,035,870

* PATRICIA A. SMALL SUBSEQUENTLY RESIGNED FROM THE BOARD.